 Exhibit 99.1

National Financial Partners Announces Second Quarter 2008 Results

Financial Highlights*	2Q 2008	2Q 2007	% Change	6 mos. 2008	6 mos. 2007	% Change
(Dollars in millions, except per share data)

Revenue	$287.5	$283.0	1.6%	$573.9	$527.2	8.9%
Net income	10.4	10.4	0.0%	20.4	18.9	7.9%
Net income per diluted share	0.25	0.26	-3.8%	0.50	0.47	6.4%
Cash earnings	26.1	22.6	15.5%	51.1	43.4	17.7%

Cash earnings excluding management agreement buyout, net of tax	26.1	30.3	-13.9%	51.1	51.1	0.0%
Cash earnings per diluted share	$0.64	$0.57	12.3%	$1.24	$1.09	13.8%

Cash earnings per diluted share excluding management agreement buyout, net of tax	$0.64	$0.76	-15.8%	$1.24	$1.28	-3.1%
“Same store” revenue growth	-3.7%	-2.7%		0.7%	-7.6%
Net “same store” revenue growth	-4.4%	0.3%		-0.1%	-4.8%
Acquired base earnings	$0.1	$5.1		$12.1	$19.0

*This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – August 5, 2008 – National Financial Partners Corp. (NYSE: NFP), a network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today reported financial results for the second quarter ended June 30, 2008.

Second quarter 2008 net income was unchanged from the prior year period at $10.4 million, or $0.25 per diluted share, compared with $0.26 per diluted share in the second quarter of 2007. Second quarter 2008 cash earnings was $26.1 million, or $0.64 per diluted share, compared with $22.6 million, or $0.57 per diluted share, in the prior year period. Cash earnings excluding a management agreement buyout, net of tax, was $30.3 million, or $0.76 per diluted share, in the second quarter of 2007. (Cash earnings is a non-GAAP measure, which the Company defines as net income excluding amortization of intangibles, depreciation, and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings and cash earnings excluding the management agreement buyout, net of tax, is provided in the attached tables.) Cash earnings was higher as a result of revenue from new firms, revenue growth from the Company’s Austin, Texas-based distribution utilities, and lower corporate and other expenses due to a $13.0 million charge taken in the second quarter of 2007 for a management agreement buyout, offset in part by negative “same store” revenue growth and higher cost of services. Net income was additionally affected by increased depreciation, amortization and impairment of goodwill and intangible assets and remained flat relative to the prior year period. More detailed financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Jessica Bibliowicz, chairman, president and chief executive officer, said, “Our life brokerage, group benefits and financial advisory businesses continued to grow. Overall, second quarter results were impacted by economic and financial market conditions as well as a challenging life insurance underwriting environment in the high net worth, older age market. These factors had the most impact on our life settlement, retail life insurance and executive benefits businesses. The markets NFP serves enjoy strong underlying demand, and we expect more normalized growth rates as market conditions stabilize. We continue to target ‘same store’ revenue growth in the high single-digits over the long term.”

Ms. Bibliowicz continued, “NFP operates as a financial services distribution company, which allows us to consistently deliver strong profitability while taking no meaningful credit or liquidity risk. In addition, we have produced strong after-tax cash flow on an annual basis that has allowed us to invest in strategic acquisitions, further improve our existing firms, pay dividends and repurchase shares, as appropriate.”

Second Quarter Results

Revenue increased $4.5 million, or 1.6%, to $287.5 million in the second quarter of 2008, from the prior year period. Components of the increase included:

•	$13.6 million of revenue growth from firms acquired subsequent to the start of the second quarter of 2007; and
•

revenue growth of $8.3 million, or 13.2%, to $71.3 million from the Company’s Austin, Texas-based distribution utilities, which include NFP Insurance Services, Inc. (“NFPISI”), a licensed insurance agency and marketing organization, and NFP Securities, Inc. (“NFPSI”), a registered broker-dealer.

These increases in revenue were offset by a “same store” revenue decline of $7.6 million, or negative 3.7%, to $198.1 million, a decrease of $7.7 million from dispositions and adjustments for eliminations. The revenue decrease from dispositions largely related to the sale of a wholesale group benefits subsidiary in the first quarter of 2008. Net “same store” revenue declined 4.4% during the second quarter of 2008. Firms included in the “same store” calculations generally encompass firms that were owned by NFP for at least four full quarters at the beginning of the second quarter of 2008.  More detailed definitions can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

During the second quarter of 2008, production representing earned first year commissions at NFPISI and Highland Capital Brokerage, NFP’s largest life insurance brokerage general agency, declined 3% compared with the prior year period. This production represents the portion of NFP’s new business placed through carrier contracts at these entities. The decline in production reflects general life insurance market conditions.

Gross margin before management fees was $93.1 million in the second quarter of 2008, a decrease of $13.7 million, or 12.8%, from the prior year period. Gross margin, which includes management fees as a component of cost of services, was $52.3 million in the second quarter of 2008, a decrease of $6.4 million, or 10.9%, from the prior year period. As a percentage of revenue, gross margin was 18.2% in the second quarter of 2008 compared with 20.7% in the prior year period. The decrease in gross margin percentage was the result of higher operating expenses and commissions and fees expense as a percentage of revenue, partially offset by lower management fees as a percentage of revenue. Operating expenses as a percentage of revenue increased largely as a result of higher expenses at owned firms due to continued business development. Commissions and fees expense as a percentage of revenue increased primarily due to a greater contribution to revenue as compared with the prior year period by NFPSI, which has high commission payouts, and slightly higher commission expense as a percentage of revenue for firms included in the “same store” revenue calculation.

Management fees as a percentage of gross margin before management fees was 43.8% in the second quarter of 2008 versus 45.0% a year ago. The Company’s firms are rewarded for achieving growth targets based on three-year performance cycles resulting in accruals for potential incentive payments. In the second quarter of 2008, incentive payment accruals were $2.6 million versus $2.4 million a year ago and represented 2.8% of gross margin before management fees in the second quarter of 2008 compared with 2.3% a year ago. Incentive accruals can vary from period to period based on the mix of firms participating in the incentive program and the level of their earnings. Excluding incentive payment accruals, management fees as a percentage of gross margin before management fees decreased in the second quarter of 2008 from the prior year period. The lower management fee percentage excluding incentive accruals was due largely to an increase in NFP’s economic ownership percentage of its firms’ earnings from 50% in the prior year period to 52% in the second quarter of 2008, resulting from the acquisition of a greater economic ownership percentage in recent transactions. Stock-based compensation included in gross margin was $1.7 million in the second quarter of 2008 compared with $1.4 million in the prior year period.

General and administrative expense (“G&A”) included $1.5 million in additional rent expense and a $0.3 million loss from the sale of office equipment related to the relocation of the Company’s corporate headquarters that occurred in the second quarter of 2008 (“Additional Facility Expenses”). G&A, including the Additional Facility Expenses, increased 8.9% to $16.2 million in the second quarter of 2008 from $14.8 million in the prior year period. Excluding the Additional Facility Expenses, G&A declined 3.4% in the second quarter of 2008 compared with the prior year period as management continues its efforts to reduce expenses at the corporate level. Stock-based compensation included in G&A was $1.9 million in the second quarter of 2008 compared with $2.0 million in the prior year period. G&A increased as a percentage of revenue to 5.6% in the second quarter of 2008 from 5.3% in the prior year period. Excluding the Additional Facility Expenses, G&A declined as a percentage of revenue to 5.0% in the second quarter of 2008.

In the second quarter of 2008, the Company took a $2.8 million impairment charge related to one firm. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year. Amortization increased 15.0% in the second quarter of 2008 due to acquisition activity.

The income tax rate in the second quarter of 2008 was 46.4% compared with a full year 2007 tax rate of 46.1%. The increase was due largely to higher expenses related to FASB Interpretation No. 48 (“FIN 48”) during the second quarter. Projected full year 2008 FIN 48 expenses are heavily weighted toward the first half of the year.

Acquisitions

As a leading independent distributor of financial products and services, the Company operates a distribution network with over 180 owned firms. The Company’s acquisition program is essential to understanding the Company’s operating results.

Since the beginning of the second quarter through August 5, 2008, NFP has completed six transactions (including four sub-acquisitions). In aggregate, these transactions represent $4.3 million in base earnings acquired: $0.1 million effective June 1, 2008, $4.1 million effective July 1, 2008 and $0.1 million effective August 1, 2008. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition.)

Of the base earnings acquired, $2.9 million related to five transactions. These transactions consist of the acquisition of a significant ancillary group benefits firm, which will operate as a division of an existing NFP firm, and four sub-acquisitions in the benefits and estate planning areas. NFP paid approximately $11.6 million in cash and issued approximately 222,000 shares of common stock for these five transactions. In aggregate, these five transactions generated approximately $7.6 million in 2007 revenue, the most recent full year prior to acquisition.

The Company also completed its previously announced acquisition of a Canadian-based employee benefits firm that represents $1.4 million in base earnings, subject to foreign currency fluctuations. NFP paid $5.7 million in cash and issued approximately 93,900 shares of common stock for this transaction. The firm had revenue of approximately $3.4 million in 2007.

Year-to-date, the Company has completed 15 transactions (including 8 sub-acquisitions) representing $16.3 million in base earnings. These acquisitions generated revenue of approximately $59.1 million in 2007.

Ms. Bibliowicz commented, “We remain on target to achieve our 2008 goal of $20 million in acquired base earnings and the pipeline remains healthy. Mindful of the economic environment and our current valuation, we continue to focus on strategic acquisitions that increase recurring revenue and further support our distribution network through the expansion of our product offering.”

Dividends

Today, NFP’s Board of Directors declared a third quarter cash dividend of $0.21 per share. The dividend is payable on October 7, 2008 to stockholders of record at the close of business on September 16, 2008. Based on the current quarterly dividend, the Company pays an annualized dividend of $0.84 per share. The Company’s Board of Directors has accelerated its dividend declaration schedule to coincide more closely with earnings release dates.

Share Repurchases

During the second quarter of 2008, NFP repurchased 0.6 million shares of its common stock for $12.6 million at an average cost of $23.85 per share. Year-to-date, NFP repurchased 0.9 million shares of its common stock for $21.9 million at an average cost of $25.45. NFP has approximately $23.1 million remaining under its current share repurchase authorization.

Earnings Conference Call

The Company will conduct its second quarter 2008 earnings conference call and audio webcast on August 6, 2008, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 847-8704 (when prompted, callers should provide the access code “NFP”). To listen to the conference call over the Internet, visit www.nfp.com/ir. The conference call will be available for replay via telephone and Internet for a period of 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 88585909. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share (both including and excluding management agreement buyout, net of tax), gross margin before management fees and percentages or calculations using these measures. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for net income and net income per diluted share, respectively. Cash earnings is defined as net income, excluding amortization of intangible assets, depreciation, and impairment of goodwill and intangible assets. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted shares outstanding for the period indicated. Gross margin before management fees should not be viewed as a substitute for gross margin. A full reconciliation of these non-GAAP measures to their GAAP counterparts is provided in the attached tables as well as the Company’s quarterly financial supplement, available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and companies. NFP is headquartered in New York and operates a distribution network of over 180 owned firms. For more information, please visit www.nfp.com.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations or strategy. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to high net worth individuals and companies, (4) NFP's ability, through its operating structure, to respond quickly and effectively to regulatory, operational or financial situations, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) developments in the pricing, design or underwriting of insurance products or in NFP’s relationships with insurance companies, (8) changes in premiums and commission rates and the rates of other fees paid to NFP’s firms, including life settlement and registered investment advisory fees, (9) adverse developments or volatility in the markets in which NFP operates, resulting in fewer sales in financial services and products, including the availability of credit in connection with the purchase of such products and services, (10) adverse results or other consequences from litigation, arbitration, regulatory investigations and inquiries, or internal compliance initiatives, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices and subpoenas received from various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions, (13) changes in interest rates or general economic and credit market conditions, (14) securities and capital markets behavior, including fluctuations in the price of NFP’s common stock, (15) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (16) the impact of the adoption of certain accounting treatments, including FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”  and SFAS No. 141 (revised 2007), “Business Combinations,” (17) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations or those arising from compliance with state or federal laws, and (18) other factors described in NFP's filings with the Securities and Exchange Commission (the “SEC”), including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 19, 2008. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Commissions and fees	$287,457	$282,995	$573,853	$527,219

Cost of services:
Commissions and fees	93,991	88,470	190,271	169,777
Operating expenses (1)	100,358	87,767	204,197	173,898
Management fees (2)	40,818	48,049	77,587	84,353
Total cost of services	235,167	224,286	472,055	428,028
Gross margin	52,290	58,709	101,798	99,191

Corporate and other expenses:
General and administrative	16,180	14,858	32,363	29,561
Amortization of intangibles	9,665	8,402	19,416	16,408
Impairment of goodwill and intangible assets	2,848	1,184	5,028	3,013
Depreciation	3,155	2,642	6,209	5,110
Management agreement buyout	—	13,046	—	13,046
Gain on sale of subsidiaries	(463)	(401)	(7,087)	(1,984)
Total corporate and other expenses	31,385	39,731	55,929	65,154
Income from operations	20,905	18,978	45,869	34,037
Net interest and other	(1,511)	(333)	(3,070)	7
Income before income taxes	19,394	18,645	42,799	34,044
Income tax expense	8,994	8,237	22,394	15,143
Net income	$10,400	$10,408	$20,405	$18,901
Earnings per share:
Basic	$0.26	$0.28	$0.52	$0.50
Diluted	$0.25	$0.26	$0.50	$0.47
Weighted average shares outstanding:
Basic	39,562	37,833	39,501	37,745
Diluted	41,004	39,943	41,092	39,882

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Excludes management agreement buyout shown separately in Corporate and other expenses.

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total revenue	$287,457	$282,995	$573,853	$527,219
Cost of services:
Commissions and fees	93,991	88,470	190,271	169,777
Operating expenses (1)	100,358	87,767	204,197	173,898
Gross margin before management fees	93,108	106,758	179,385	183,544
Management fees (2)	40,818	48,049	77,587	84,353
Gross margin	$52,290	$58,709	$101,798	$99,191
Gross margin as percentage of total revenue	18.2%	20.7%	17.7%	18.8%
Gross margin before management fees as percentage of total revenue	32.4%	37.7%	31.3%	34.8%
Management fees, as a percentage of gross margin before management fees (2)	43.8%	45.0%	43.3%	46.0%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
GAAP Net Income	$10,400	$10,408	$20,405	$18,901
Amortization of intangibles	9,665	8,402	19,416	16,408
Impairment of goodwill and intangible assets	2,848	1,184	5,028	3,013
Depreciation	3,155	2,642	6,209	5,110
Cash Earnings	$26,068	$22,636	$51,058	$43,432
Management agreement buyout, net of tax	—	7,681	—	7,681
Cash Earnings excluding management agreement buyout, net of tax	$26,068	$30,317	$51,058	$51,113

GAAP Net Income per share – diluted	$0.25	$0.26	$0.50	$0.47
Amortization of intangibles	0.24	0.21	0.47	0.41
Impairment of goodwill and intangible assets	0.07	0.03	0.12	0.08
Depreciation	0.08	0.07	0.15	0.13
Cash Earnings per share – diluted (3)	$0.64	$0.57	$1.24	$1.09
Management agreement buyout, net of tax	—	0.19	—	0.19
Cash Earnings per share – diluted excluding management agreement buyout, net of tax (3)	$0.64	$0.76	$1.24	$1.28

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Excludes management agreement buyout shown separately in Corporate and other expenses.
(3)

The sum of the per-share components of cash earnings per share – diluted and cash earnings per share – diluted excluding management agreement buyout, net of tax, may not agree to cash earnings per share – diluted and cash earnings per share – diluted excluding management agreement buyout, net of tax, due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - in thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$65,259	$114,182
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	78,289	80,403
Current receivables	142,851	171,219
Other current assets	34,387	34,447
Total current assets	320,786	400,251
Intangibles, net	470,229	475,149
Goodwill, net	641,050	610,499
Deferred tax assets	21,654	20,561
Other non-current assets	102,068	53,620
Total assets	$1,555,787	$1,560,080

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$79,325	$78,450
Borrowings	169,000	126,000
Other current liabilities	117,170	196,908
Total current liabilities	365,495	401,358
Deferred tax liabilities	120,426	116,115
Convertible senior notes	230,000	230,000
Other non-current liabilities	57,673	49,440
Total liabilities	773,594	796,913

STOCKHOLDERS’ EQUITY
Common stock at par value	4,341	4,244
Additional paid-in capital	816,304	780,678
Retained earnings	122,998	119,197
Treasury stock	(161,450)	(140,952)
Total stockholders’ equity	782,193	763,167
Total liabilities and stockholders’ equity	$1,555,787	$1,560,080